Exhibit 10.2

2009 Executive Compensation Matters

On March 30, and March 31, 2009 the Compensation Committee of our Board of Directors took the following actions:

(1) Approved the performance-based compensation measures pursuant to which our 2009 annual incentive program (“2009 AIP”) awards may be paid to executive officers under the Lincoln National Corporation Amended and Restated Incentive Compensation Plan (the “ICP”) for the fiscal year ending December 31, 2009. The ICP was filed as Exhibit 4 to our proxy statement for the 2007 Annual Meeting of Shareholders.  The 2009 performance measures are:

•	income from operations per share,

•	statutory earnings,

•	sales goals, and

•	achievement of budget goals.

For the executive officers in our business lines, these measures are weighted between enterprise results and the applicable line of business results.

Unless and until we disclose new performance measures, these measures will apply to future AIP awards.

(2) Approved the performance measure and goals for the cash portion of the three-year (2009-2011) long-term incentive program performance cycle (“2009-2011 LTI”) under the ICP.  The performance measure for the cash portion of our 2009-2011 LTI is growth in income from operations per share.

One third of the 2009-2011 LTI is payable in cash, provided that at least threshold performance is achieved.  Two-thirds of the 2009-2011 LTI will be granted in a combination of options and restricted stock units contingent upon shareholder approval of the 2009 Lincoln National Corporation Amended and Restated Incentive Compensation Plan, which was filed as Exhibit 4 to our proxy statement for the 2009 Annual Meeting of Shareholders.  The portion of our 2009-2011 LTI awards granted as equity will be allocated as follows:  60% of time-vested stock options and 40% of time-vested restricted stock units.  The equity portion of the LTI award is targeted to approximately 233% of the CEO base salary, and approximately 150% of the base salary for the Company’s other named executive officers (NEOs).

Unless and until we disclose new performance measures, this measure will apply to future long-term incentive awards.

Income from operations is defined for the purposes of paragraphs (2) and (3) above as net income determined in accordance with generally accepted accounting principles (“GAAP”) excluding, as applicable, the after-tax effects of:

•
Realized gain (loss) – defined as gains and losses on investments and derivative investments (including reinsurance embedded derivative, net of the corresponding trading securities), performance of the variable hedge program, losses from impairments of long-lived assets (including goodwill and other intangibles), gain and loss on the sale of subsidiaries, businesses, and other long-lived assets;

•	FAS 113 reserve development and the related amortization on subsidiaries, businesses and other long-lived assets sold through indemnity reinsurance to Swiss Re in 2001;

•	Loss on early retirement of indebtedness;

•	Initial effect of the adoption of new accounting principles that become effective during the performance period; and

•
Discontinued Operations – both the income in the period and the gain or loss on disposition (U.S. GAAP requires that when a business meets the criteria for being classified as Discontinued Operations, all prior periods must be restated).

In addition, Income from Operations will exclude, as applicable, the after-tax effects of:

•	Expenses related to acquisitions, mergers, divestitures, integration and restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans;

•	Reductions in earnings in the performance period from those in the base year as a result of the on-going impact of a change in accounting principle;

•	Losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal and regulatory proceedings in excess of $10 million;

•	Reduction in earnings that result from the sale or reinsurance of a business or block of business; and

•
Increases in our effective tax rate due to changes in the computation of the separate account dividends received deduction under the federal income tax law, and increases to the corporate tax rate from the rate in effect at the beginning of the performance period due to legislative changes.

Statutory earnings for the purposes of the 2009 AIP awards will be equal to the sum of measures listed below which are derived from the Annual Statements for our U.S. domiciled life insurance companies: the Lincoln National Life Insurance Company; Lincoln Life & Annuity Company of New York; and First Penn-Pacific Life Insurance Company, which are filed with the Insurance Departments of the States of Indiana, New York and Indiana, respectively:

•	Net Income;

•	Change in Surplus as a result of reinsurance;

•	Contributions of capital and surplus as would be reported in “Change in Surplus Notes”, “Capital Changes” and “Surplus adjustment” line items; and

•
The increase in surplus of permitted accounting and actuarial practices by the respective state of domicile or the adoption of new accounting or actuarial practices by the NAIC as could be reported in the various line items that make up “Net change in capital and surplus for the year.”

    (3) Approved the 2009 target AIP and target LTI awards for the 2009-2011 performance cycle under the ICP, which will be paid out only if the performance measures discussed in paragraphs (1) and (2) above, respectively, are met.

Our 2009 AIP, and the cash portion of our 2009-2011 LTI awards, will be paid out after the end of the applicable performance period only upon the Compensation Committee’s determination that threshold performance has been achieved for: (a) at least one of the four performance measures for the AIP award and/or (b) the sole performance measure for the LTI cash award. A maximum 2009 AIP award of 200% of target will be paid when performance is superior, and a minimum award of 25% of target will be paid when a threshold level of performance is met.  A maximum 2009-2011 LTI cash award of 200% of target will be paid when performance is superior, and a minimum award of 50% of target will be paid when a threshold level of performance is met.

The Compensation Committee kept the annual base salaries for our NEOs for 2009 at the 2008 levels.